UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No. )*

Elbit Vision Systems Ltd.
(Name of Issuer)
Ordinary Shares, par value NIS 1.0
(Title of Class of Securities)
M37576101
(CUSIP Number)
July 31, 2007
(Date of Event which requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed;

☐ Rule 13d-1(b)

Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of at section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M37576101

1. Names of Reporting Persons: Shavit Capital Fund GP, L.P. I.R.S. Identification Nos. of above persons (entities only):
2. Check the Appropriate Box if a member of a Group (See instructions) (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially by Owned by Each Reporting Person with:	5. Sole Voting Power: 0
6. Shared Voting Power: 4,761,905
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 4,761,905
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 4,761,905
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11. Percent of Class Represented by Amount in Row (9): 9.1%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. M37576101

1. Names of Reporting Persons: Shavit Capital (GP) Management Ltd. I.R.S. Identification Nos. of above persons (entities only):
2. Check the Appropriate Box if a member of a Group (See instructions) (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially by Owned by Each Reporting Person with:	5. Sole Voting Power: 0
6. Shared Voting Power: 4,761,905
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 4,761,905
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 4,761,905
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11. Percent of Class Represented by Amount in Row (9): 9.1%
12. Type of Reporting Person (See Instructions) OO

CUSIP No. M37576101

1. Names of Reporting Persons: Shavit Capital (Cayman) Fund, L.P. I.R.S. Identification Nos. of above persons (entities only):
2. Check the Appropriate Box if a member of a Group (See instructions) (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially by Owned by Each Reporting Person with:	5. Sole Voting Power: 0
6. Shared Voting Power: 3,574,619
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 3,574,619
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 3,574,619
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11. Percent of Class Represented by Amount in Row (9): 6.9%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. M37576101

1. Names of Reporting Persons: Shavit Capital Fund (Israel), L.P. I.R.S. Identification Nos. of above persons (entities only):
2. Check the Appropriate Box if a member of a Group (See instructions) (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Israel
Number of Shares Beneficially by Owned by Each Reporting Person with:	5. Sole Voting Power: 0
6. Shared Voting Power: 957,477
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 957,477
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 957,477
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11. Percent of Class Represented by Amount in Row (9): 1.9%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. M37576101

1. Names of Reporting Persons: Shavit Capital Fund (US), L.P. I.R.S. Identification Nos. of above persons (entities only):
2. Check the Appropriate Box if a member of a Group (See instructions) (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially by Owned by Each Reporting Person with:	5. Sole Voting Power: 0
6. Shared Voting Power: 229,807
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 229,807
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 229,807
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11. Percent of Class Represented by Amount in Row (9): 0.5%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. M37576101

1. Names of Reporting Persons: Paul Packer I.R.S. Identification Nos. of above persons (entities only):
2. Check the Appropriate Box if a member of a Group (See instructions) (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: United States
Number of Shares Beneficially by Owned by Each Reporting Person with:	5. Sole Voting Power: 0
6. Shared Voting Power: 4,761,905
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 4,761,905
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 4,761,905
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11. Percent of Class Represented by Amount in Row (9): 9.1%
12. Type of Reporting Person (See Instructions) IN

CUSIP No. M37576101

1. Names of Reporting Persons: Leon Recanati I.R.S. Identification Nos. of above persons (entities only):
2. Check the Appropriate Box if a member of a Group (See instructions) (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Israel
Number of Shares Beneficially by Owned by Each Reporting Person with:	5. Sole Voting Power: 0
6. Shared Voting Power: 4,761,905
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 4,761,905
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 4,761,905
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11. Percent of Class Represented by Amount in Row (9): 9.1%
12. Type of Reporting Person (See Instructions) IN

CUSIP No. M37576101

1. Names of Reporting Persons: Isi Leibler I.R.S. Identification Nos. of above persons (entities only):
2. Check the Appropriate Box if a member of a Group (See instructions) (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Australia
Number of Shares Beneficially by Owned by Each Reporting Person with:	5. Sole Voting Power: 0
6. Shared Voting Power: 4,761,905
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 4,761,905
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 4,761,905
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11. Percent of Class Represented by Amount in Row (9): 9.1%
12. Type of Reporting Person (See Instructions) IN

Item 1.
(a)	Name of Issuer:

Elbit Vision Systems Ltd.

(b)	Address of Issuer’s Principal Executive Offices:

P.O. Box 5030

1 Hayasur Street, Hasharon Industrial Park

Kadima, 60920, Israel

Item 2.
(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons:

(i)

Each of Shavit Capital (Cayman) Fund, L.P., Shavit Capital Fund (Israel), L.P., and Shavit Capital Fund (US), L.P. (collectively, the “Funds”) with respect to beneficial ownership of the Ordinary Shares and warrants to acquire Ordinary Shares directly held by it;

(ii)

Shavit Capital Fund GP, L.P., a Cayman exempted limited partnership (“Shavit GP”), which serves as the general partner of each of the Funds and may be deemed to have indirect beneficial ownership of the Ordinary Shares and warrants directly held by each of the Funds;

(iii)

Shavit Capital (GP) Management, Ltd., a Cayman exempted company (“Shavit Management”), which serves as the general partner of Shavit GP, and may be deemed to have indirect beneficial ownership of the Ordinary Shares and warrants directly held by each of the Funds;

(iv)	Each of Paul Packer, Leon Recanati and Isi Leibler who control Shavit Management and may be deemed to have indirect beneficial ownership of the Ordinary Shares and warrants directly held by the Funds.
(b)	Address of Principal Business Office or, if none, Residence

The principal office and business address of each of the Funds, Shavit GP, Shavit Management and Isi Leibler is:

c/o Jerusalem Technology Park Building 98, 3rd Floor,

P.O. Box 82,

Malcha, Jerusalem 96951, Israel

The principal office and business address of Paul Packer is:

60 Broad Street,

38th Floor

New York, New York 10004

The principal office and business address of Leon Recanati is:

Medinat Hayehudim Street 85,

8th Floor

Herzelia Pituah, Israel

(c)	Citizenship

See Item 2(a) above and Item 4 of each cover page.

(d)	Title of Class of Securities

Ordinary Shares, par value NIS 1.0.

(e)	CUSIP Number

M37576101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) 240.13d-2(b) or (c), check whether the person is filing is a:
(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) ☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Item 4.	Ownership:
A.	Beneficial ownership of each of Shavit Capital Fund GP, L.P., Shavit Capital (GP) Management Ltd., Paul Packer, Leon Recanati and Isi Leibler is as follows:
(a)	Amount beneficially owned: 4,761,905
(b)	Percent of class: 9.1%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: -0-
(ii)	Shared power to vote or direct the vote: 4,761,905
(iii)	Sole power to dispose or direct the disposition: -0-
(iv)	Shared power to dispose or direct the disposition: 4,761,905
B.	Beneficial ownership of Shavit Capital (Cayman) Fund, L.P. is as follows:
(a)	Amount beneficially owned: 3,574,619
(b)	Percent of class: 6.9%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: -0-
(ii)	Shared power to vote or direct the vote: 3,574,619
(iii)	Sole power to dispose or direct the disposition: -0-
(iv)	Shared power to dispose or direct the disposition: 3,574,619
C.	Beneficial ownership of Shavit Capital Fund (Israel), L.P. is as follows:
(a)	Amount beneficially owned: 957,477
(b)	Percent of class: 1.9%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: -0-
(ii)	Shared power to vote or direct the vote: 957,477

(iii)	Sole power to dispose or direct the disposition: -0-
(iv)	Shared power to dispose or direct the disposition: 957,477
D.	Beneficial ownership of Shavit Capital Fund (US), L.P. is as follows:
(a)	Amount beneficially owned: 229,807
(b)	Percent of class: 0.5%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: -0-
(ii)	Shared power to vote or direct the vote: 229,807
(iii)	Sole power to dispose or direct the disposition: -0-
(iv)	Shared power to dispose or direct the disposition: 229,807
Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 16, 2007	Shavit Capital Fund GP, L.P. By: Shavit Capital (GP) Management Ltd, its general partner, By: /s/ Paul Packer Name: Paul Packer Its: Director By: /s/ Gary Leibler Name: Gary Leibler Its: Director

August 16, 2007	Shavit Capital (GP) Management Ltd By: /s/ Paul Packer Name: Paul Packer Its: Director By: /s/ Gary Leibler Name: Gary Leibler Its: Director

August 16, 2007

Shavit Capital (Cayman) Fund, L.P.

By: Shavit Capital Fund GP, L.P., its general partner,

By: Shavit Capital (GP) Management Ltd, its general partner,

By: /s/ Paul Packer
Name: Paul Packer

Its: Director

By: /s/ Gary Leibler
Name: Gary Leibler

Its: Director

August 16, 2007

Shavit Capital (Israel) Fund, L.P.

By: Shavit Capital Fund GP, L.P., its general partner,

By: Shavit Capital (GP) Management Ltd, its general partner,

By: /s/ Paul Packer
Name: Paul Packer

Its: Director

By: /s/ Gary Leibler
Name: Gary Leibler

Its: Director

August 16, 2007

Shavit Capital Fund (US), L.P.

By: Shavit Capital Fund GP, L.P., its general partner,

By: Shavit Capital (GP) Management Ltd, its general partner,

By: /s/ Paul Packer
Name: Paul Packer

Its: Director

By: /s/ Gary Leibler
Name: Gary Leibler

Its: Director

August 16, 2007	/s/ Paul Packer
Paul Packer

August 16, 2007	/s/ Leon Recanati
Leon Recanati

August 16, 2007	/s/ Isi Leibler
Isi Leibler

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

August 16, 2007	Shavit Capital Fund GP, L.P. By: Shavit Capital (GP) Management Ltd, its general partner, By: /s/ Paul Packer Name: Paul Packer Its: Director By: /s/ Gary Leibler Name: Gary Leibler Its: Director

August 16, 2007	Shavit Capital (GP) Management Ltd By: /s/ Paul Packer Name: Paul Packer Its: Director By: /s/ Gary Leibler Name: Gary Leibler Its: Director

August 16, 2007

Shavit Capital (Cayman) Fund, L.P.

By: Shavit Capital Fund GP, L.P., its general partner,

By: Shavit Capital (GP) Management Ltd, its general partner,

By: /s/ Paul Packer
Name: Paul Packer

Its: Director

By: /s/ Gary Leibler
Name: Gary Leibler

Its: Director

August 16, 2007

Shavit Capital (Israel) Fund, L.P.

By: Shavit Capital Fund GP, L.P., its general partner,

By: Shavit Capital (GP) Management Ltd, its general partner,

By: /s/ Paul Packer
Name: Paul Packer

Its: Director

By: /s/ Gary Leibler
Name: Gary Leibler

Its: Director

August 16, 2007

Shavit Capital Fund (US), L.P.

By: Shavit Capital Fund GP, L.P., its general partner,

By: Shavit Capital (GP) Management Ltd, its general partner,

By: /s/ Paul Packer
Name: Paul Packer

Its: Director

By: /s/ Gary Leibler
Name: Gary Leibler

Its: Director

August 16, 2007	/s/ Paul Packer
Paul Packer

August 16, 2007	/s/ Leon Recanati
Leon Recanati

August 16, 2007	/s/ Isi Leibler
Isi Leibler

EXHIBIT 2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned Leon Recanati, Isi Leibler and Paul Packer, hereby each constitute and appoint Gary Leibler and Paul Packer, and each of them, as applicable, as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in name, place and stead, to sign on behalf of himself as an individual or in his capacity as a partner or officer of a partnership or other entity, any reports on Form 3 (Initial Statement of Beneficial Ownership of Securities), Form 4 (Statement of Changes in Beneficial Ownership of Securities) and Form 5 (Annual Statement of Beneficial Ownership of Securities) relating to transactions by the undersigned in Common Shares or other securities and all amendments thereto, and all filings on Schedule 13D or Schedule 13G, and all amendments thereto, and to file the same, with the Securities and Exchange Commission and the appropriate securities exchange, granting unto said attorneys-in-fact and agents, and each of them, or their substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall be effective until such time as the undersigned delivers a written revocation thereof to the above-named attorneys-in-fact and agents.

August 16, 2007	Shavit Capital Fund GP, L.P. By: Shavit Capital (GP) Management Ltd, its general partner, By: /s/ Paul Packer Name: Paul Packer Its: Director By: /s/ Gary Leibler Name: Gary Leibler Its: Director

August 16, 2007	Shavit Capital (GP) Management Ltd By: /s/ Paul Packer Name: Paul Packer Its: Director By: /s/ Gary Leibler Name: Gary Leibler Its: Director

August 16, 2007

Shavit Capital (Cayman) Fund, L.P.

By: Shavit Capital Fund GP, L.P., its general partner,

By: Shavit Capital (GP) Management Ltd, its general partner,

By: /s/ Paul Packer
Name: Paul Packer

Its: Director

By: /s/ Gary Leibler
Name: Gary Leibler

Its: Director

August 16, 2007

Shavit Capital (Israel) Fund, L.P.

By: Shavit Capital Fund GP, L.P., its general partner,

By: Shavit Capital (GP) Management Ltd, its general partner,

By: /s/ Paul Packer
Name: Paul Packer

Its: Director

By: /s/ Gary Leibler
Name: Gary Leibler

Its: Director

August 16, 2007

Shavit Capital Fund (US), L.P.

By: Shavit Capital Fund GP, L.P., its general partner,

By: Shavit Capital (GP) Management Ltd, its general partner,

By: /s/ Paul Packer
Name: Paul Packer

Its: Director

By: /s/ Gary Leibler
Name: Gary Leibler

Its: Director

August 16, 2007	/s/ Paul Packer
Paul Packer

August 16, 2007	/s/ Leon Recanati
Leon Recanati

August 16, 2007	/s/ Isi Leibler
Isi Leibler